Exhibit 99

PRESS RELEASE

Contacts:

Martin O'Grady	James Costin
Executive Vice President, Chief Financial Officer	Group Financial Controller and Director of Investor Relations
Tel: +44 20 3117 1333	Tel: +44 20 3117 1325
E: martin.ogrady@belmond.com	E: james.costin@belmond.com

FOR IMMEDIATE RELEASE
May 8, 2018

BELMOND LTD. REPORTS FIRST QUARTER 2018 RESULTS

▪	Net losses attributable to Belmond Ltd. of $15.0 million, compared with net losses of $18.1 million for the prior-year quarter

▪	Adjusted net losses from continuing operations of $18.3 million, compared with adjusted net losses of $16.8 million for the prior-year quarter

▪
Adjusted EBITDA loss of $2.2 million, compared to an adjusted EBITDA loss of $0.5 million for the prior-year quarter. On a constant currency basis adjusted EBITDA was up $0.6 million compared to the prior-year quarter

▪	Same store revenue per available room (“RevPAR”) up 10% from the prior-year quarter; up 7% on a constant currency basis

HAMILTON, BERMUDA - May 8, 2018. Belmond Ltd. (NYSE: BEL) (the “Company”), owners, part-owners or managers of 46 luxury hotel, restaurant, train and river cruise properties, which operate in 24 countries, today announced its results for the first quarter ended March 31, 2018.

Roeland Vos, president and chief executive officer, remarked: “I am encouraged by the performance posted in the first quarter. This is seasonally our smallest revenue-generating period, and with two of our properties closed that would normally contribute, the reported results came in slightly behind the prior-year quarter. That said, same store RevPAR growth of 10% serves as a helpful indicator of our performance across the remainder of the portfolio, and on a constant currency basis this translates to growth of 7%, which is slightly ahead of the guidance we provided earlier in the year.

Our underlying operational performance remained strong, as we continued to build on the solid foundations that were put in place last year. Excluding the two properties that were closed, Belmond La Samanna and '21' Club, both revenue and adjusted EBITDA were ahead of the same period last year by 9% and 22%, respectively.

As we look ahead, confirmed bookings for the remainder of the year are being secured at a faster pace than last year for almost all of our properties. We believe this acceleration is being fueled by the enhancements we have made to our commercial operation, as well as the strategic reinvestments we have made to improve our existing portfolio. As brand momentum continues to build, and with our new website in place, we expect all of these factors to be key drivers of our organic growth, particularly in the seasonally significant second and third quarters.

Meanwhile, we have maintained our focus on the execution of our long term strategic plan, which includes footprint expansion. To that end, we were pleased to announce the acquisition of the stunning historic Castello di Casole in rural Tuscany earlier this quarter, and look forward to assuming management control of the resort in May.

For all of these reasons, and bolstered by our ongoing marketing and PR initiatives, I feel confident about the year ahead. We are maintaining our guidance for full year 2018 same store, constant currency RevPAR growth for our owned hotels of between 2% and 6%, with additional revenue upside in our trains and cruises businesses. We expect to finish 2018 with full year adjusted EBITDA of between $140.0 million and $150.0 million, representing growth of between 13% and 21% over last year."

First Quarter 2018 Operating Results

Revenue for the first quarter of 2018 was $89.7 million, a $5.7 million decrease from revenue for the first quarter of 2017. In constant currency, revenue for the first quarter of 2018 decreased $7.2 million from the first quarter of 2017. The year-over-year decrease comes from Belmond La Samanna, St. Martin and '21' Club, New York, which were both closed during the first quarter of 2018 following hurricane and water damage, and had contributed combined revenues of $12.3 million in the first quarter of 2017. Excluding these two properties, revenue across the rest of the portfolio increased by $5.1 million or 5% over the first quarter of 2017.

Net losses attributable to Belmond Ltd. for the first quarter of 2018 were $15.0 million ($0.15 per common share), which compared to net losses attributable to Belmond Ltd. of $18.1 million ($0.18 per common share) for the first quarter of 2017.

Adjusted net losses from continuing operations for the first quarter of 2018 were $18.3 million ($0.18 per common share), compared to adjusted net losses from continuing operations of $16.8 million ($0.16 per common share) for the first quarter of 2017.

Same store RevPAR for owned hotels for the first quarter of 2018 increased 10% from the prior-year quarter. On a constant currency basis, same store RevPAR for owned hotels increased 7% from the prior-year quarter as a result of a one percentage point increase in occupancy and a 4% increase in average daily rate ("ADR").

Adjusted EBITDA for the first quarter of 2018 was a loss of $2.2 million, compared to an adjusted EBITDA loss of $0.5 million for the first quarter of 2017. In constant currency, adjusted EBITDA for the first quarter of 2018 was up $0.6 million compared to the first quarter of 2017. Additionally, the prior year quarter included adjusted EBITDA of $2.4 million from Belmond La Samanna and '21' Club which were closed in the first quarter of 2018.

Recent Company Highlights

•
Expands Italian portfolio with acquisition of Castello di Casole, in Tuscany - On February 7, 2018, the Company completed the acquisition of the Castello di Casole resort and estate in Tuscany, Italy, for approximately €39 million ($48 million). The property is the latest addition to Belmond’s family of ‘Italian Icons’, which includes Belmond Hotel Cipriani, in Venice, and Belmond Hotel Splendido, in Portofino and is located within easy access of both Florence and Siena, making a visit to the property the perfect addition to a trip to Belmond Villa San Michele. This acquisition marks another step towards achieving the Company’s strategic goal to double in size, and consolidates the Company's position as the leader in luxury travel experiences in Italy’s most exceptional locations. Starting in 2018, the Company expects to invest €7.3 million ($9.0 million) in a phased refurbishment of the hotel, including the addition of two new villas, over four years, bringing the resort’s total key count to 41. Over that same time period the Company intends to sell 14 remaining land plots on the estate to reduce its net investment in the hotel property.

•
Launches three new ‘Grand Suites’ on board the Venice Simplon-Orient-Express - On March 21, 2018, the Company launched three new private ‘Grand Suites’ aboard its legendary Venice Simplon-Orient-Express train. Named after the romantic cities to which the train travels - Paris, Venice and Istanbul - the interior design of each cabin reflects the spirit of the destination while staying true to the original 1920s Art-Deco design. Led by a team of craftsmen, the Grand Suites have undergone a one-of-a-kind restoration project, ensuring that each carriage’s unique features and details are retained and enhanced. This includes the use of traditional Venetian mirrors, crystal barware and Lalique crystal panels.

•
Opens Belmond Cap Juluca for 2018 reservations - In March 2018, the Company reported that its marquee asset in the Caribbean would reopen before the end of 2018 and activated reservation channels across its network, including its website. Belmond Cap Juluca is the first property to be fully reimagined under the brand’s ambitious strategic growth plan. Through timeless and sophisticated art direction, the resort will be restored to its legendary status and support Belmond’s brand position for offering authentic escapes that connect guests with nature and celebrate local culture.

First Quarter 2018 Business Unit Results

Owned hotels:

Europe:
For the first quarter of 2018, revenue from owned hotels for the region was $16.0 million, an increase of $4.0 million or 33% from $12.0 million for the first quarter of 2017. In constant currency, revenue for the region for the first quarter of 2018 increased $2.7 million or 20% from the prior year quarter due to growth across the portfolio. This was led by increases of $0.5 million and $0.4 million at Belmond Reid's Palace, Madeira and Belmond Grand Hotel Europe, St Petersburg, Russia, respectively, which have both benefited from recent capital investments and $0.4 million at Belmond Le Manoir aux Quat'Saisons, Oxfordshire, United Kingdom, following a new rate strategy and successful promotions.

In constant currency, same store RevPAR for owned hotels in the region increased 13% from the prior-year quarter as a result of a 6% increase in ADR and 3 percentage point increase in occupancy.

Adjusted EBITDA for the region for the quarter was a loss of $10.0 million, compared to a loss of $8.1 million for the first quarter of 2017. In constant currency, adjusted EBITDA for the region for the first quarter of 2018 decreased $0.7 million or 8% from the prior year quarter. This was due to a $1.2 million off-season loss at Castello di Casole, offset by a $0.4 million increase in adjusted EBITDA at Belmond Reid's Palace.

North America:
Revenue from owned hotels for the first quarter of 2018 was $29.2 million, down $10.7 million or 27% from $39.9 million for the first quarter of 2017. In constant currency, revenue for the region for the first quarter of 2018 decreased $10.7 million from the prior-year quarter. The decrease is attributable to an $8.4 million fall in revenue at Belmond La Samanna and $3.9 million at '21' Club, which were both closed for the entire quarter following hurricane and water damage, respectively. This decline was offset by improvements against the prior-year period of $1.2 million at Belmond Maroma Resort and Spa, Riviera Maya, Mexico, which has benefited from displaced revenue from the Caribbean and $0.7 million at Belmond El Encanto, Santa Barbara, California, which faced reduced competition as two competitor hotels remained closed after the December 2017 mudslides that occurred in the area.

In constant currency, same store RevPAR for owned hotels in the region increased 11% from the prior-year quarter due to a 10% increase in ADR and one percentage point increase in occupancy.

Adjusted EBITDA for the region for the quarter was $9.7 million, a decrease of $0.2 million or 2% from $9.9 million for the first quarter of 2017. In constant currency, adjusted EBITDA for the region for the first quarter of 2018 decreased $0.2 million or 2% as a result of the closure of Belmond La Samanna, which recorded adjusted EBITDA of $2.3 million in the first quarter of 2017 offset by increases of $1.0 million at Belmond El Encanto, $0.8 million at Belmond Maroma Resort and Spa and $0.6 million at Belmond Charleston Place, Charleston, South Carolina. Operating losses of $2.1 million at Belmond La Samanna, $1.1 million at Belmond Cap Juluca and $0.9 million at '21' Club have been added back to adjusted EBITDA for the first quarter of 2018 while the properties are closed for renovation. The '21' Club restaurant re-opened earlier this month and the wine cellar is expected to re-open in June followed by the rest of the banqueting rooms later in the summer.

Rest of world:
Revenue from owned hotels for the first quarter of 2018 was $37.3 million, an increase of $1.3 million or 4% from $36.0 million for the first quarter of 2017. In constant currency, revenue for the first quarter of 2018 increased $0.9 million or 3% from the prior year quarter, principally as a result of a $1.5 million increase in revenue at Belmond Hotel das Cataratas, Iguassu Falls, Brazil, which saw a 12 percentage point increase in occupancy, largely from domestic business as the economy in Brazil shows signs of a return to growth, offset by a decrease in revenue of $0.5 million at Belmond Governor's Residence, Yangon, Myanmar where visitor numbers continued to be depressed.

In constant currency, same store RevPAR for owned hotels increased 3% from the prior-year quarter as a result of a two percentage point increase in occupancy and 1% increase in ADR.

Adjusted EBITDA for the region for the quarter of $10.3 million increased $0.4 million or 4% from adjusted EBITDA of $9.9 million for the prior-year quarter. In constant currency, adjusted EBITDA for the region remained flat as a result of adjusted EBITDA decreases of $0.6 million at Belmond Copacabana Palace, Rio de Janeiro, Brazil, where a high-spending group last year did not recur this year, and $0.3 million at Belmond Governor's Residence, offset by a $0.9 million increase in adjusted EBITDA at Belmond Hotel das Cataratas.

Owned trains & cruises:
Revenue for the first quarter of 2018 was $4.6 million, down $0.5 million or 10% from $5.1 million for the first quarter of 2017. In constant currency, revenue decreased $0.8 million or 15% primarily as a result of the sale of the Belmond Northern Belle train and termination of the lease for Belmond Orcaella, which together contributed revenues of $1.3 million in the first quarter of 2017. This decline was offset by a $0.4 million increase in revenue for Venice Simplon-Orient-Express driven by enhanced revenue management strategies and the launch of the Grand Suites, along with the addition of wifi and air-conditioning to the train.

Adjusted EBITDA for the quarter was a loss of $4.2 million, unchanged from the first quarter of 2017. In constant currency, adjusted EBITDA for the segment increased by $0.6 million or 12% primarily due to the comparative rise at Venice Simplon-Orient-Express, and the removal of Belmond Northern Belle, which was loss making in the first quarter of 2017.

Management fees:
Adjusted EBITDA from management fees for the first quarter of 2018 was $2.8 million, an increase of $0.4 million or 17% from $2.4 million for the first quarter of 2017 due to occupancy-driven growth at the Company's Peru hotel joint venture and increased revenue from passenger business at the Company's PeruRail joint venture.

Share of pre-tax earnings from unconsolidated companies:
Adjusted share of pre-tax earnings from unconsolidated companies for the first quarter of 2018 was $2.0 million, an increase of $1.4 million compared to $0.6 million for the first quarter of 2017 due to an insurance recovery at the Company's PeruRail joint venture and improved operating performance at both PeruRail and Peru hotel joint ventures.

Central overheads:
For the first quarter of 2018, adjusted central overheads of $8.1 million were $0.4 million or 5% higher than adjusted central overheads of $7.7 million in the prior-year quarter, mainly due to increased development and other corporate headcount to support the Company's strategic growth plan.

Investments

In addition to the acquisition of Castello di Casole in February 2018 for $48 million, during the first quarter of 2018, the Company also invested a total of $30.6 million in its portfolio, including $9.1 million on the refurbishment of Belmond Cap Juluca; $2.6 million at Belmond Grand Hotel Europe for improvements to the hotel's elevators and renovation of its deluxe rooms; $2.5 million on the full refurbishment of Belmond Savute Elephant Lodge, Chobe Reserve, Botswana; $2.4 million on refurbishment and the addition of new suites at Belmond Hotel Splendido, Portofino, Italy; and $1.5 million for the construction of two new barges for Belmond Afloat in France, Burgundy.

Balance Sheet

Following the February 2018 acquisition of Castello di Casole, at March 31, 2018, the Company had total debt of $752.3 million and cash balances of $141.8 million, resulting in net debt of $610.5 million and a ratio of net debt to trailing-twelve-months adjusted EBITDA of 5.0 times, which compared to net debt of $523.1 million and a ratio of net debt to trailing-twelve-months adjusted EBITDA of 4.2 times at December 31, 2017.

Outlook

The Company is providing the following guidance for the second quarter and full year 2018:

	Second Quarter 2018	Full Year 2018

Same store worldwide owned hotel RevPAR growth guidance (1)

On a constant currency basis	0% - 4%	2% - 6%
In U.S. dollars	8% - 12%	7% - 11%

Statement of operations guidance ($ millions)
(Losses)/earnings from continuing operations		($3.6) - $15.4
Adjusted EBITDA (2)		$140.0 - $150.0

Depreciation and amortization (3)	$15.2 - $16.2	$62.2 - $65.2
Interest expense (4)	$7.3 - $8.3	$29.9 - $32.9
Tax expense (5)	$9.2 - $10.2	$14.9 - $18.9

Cash flow guidance ($ millions)

Cash interest expense (4)	$8.1 - $9.1	$31.9 - $34.9
Cash tax expense (6)	$2.8 - $3.8	$18.5 - $21.5
Scheduled loan repayments (4)	$1.4 - $1.8	$5.8 - $6.8

The Company’s guidance as provided above is based on its current expectations, beliefs and assumptions regarding future developments, and are subject to a number of uncertainties and risks outside the Company’s control that could cause the Company’s guidance to change. Accordingly, there can be no assurance that the Company will achieve these results.

(1) Projected same store RevPAR growth for the second quarter ending June 30, 2018 and full year ending December 31, 2018 excludes the operations of Castello di Casole, which was acquired in February 2018, Belmond Cap Juluca, which was acquired in May 2017, Belmond La Samanna, which is closed for refurbishment following Hurricanes Jose and Irma in September 2017 and Belmond Savute Elephant Lodge, Chobe Reserve, Botswana which closed for refurbishment in November 2017.

(2) The Company's policy commencing this quarter is to provide adjusted EBITDA guidance solely on a full year basis.
(3) Projected depreciation and amortization expense for the second quarter ending June 30, 2018 and full year ending December 31, 2018 includes forecast accelerated depreciation related to expected renovations at the Company's properties.

(4) Interest expense, cash interest expense and scheduled loan repayments guidance includes the impact of the Company's corporate credit facility refinancing, which closed on July 3, 2017.
(5) Tax expense guidance includes the Company's share of provision for income taxes of unconsolidated companies.
(6) Cash tax expense guidance does not include the Company's share of provision for income taxes of unconsolidated companies.

BELMOND LTD.
EARNINGS RELEASE SCHEDULES

BELMOND LTD.
STATEMENTS OF CONDENSED CONSOLIDATED OPERATIONS
(Unaudited)

$ millions – except per share amounts	Three months ended March 31,
	2018	2017

Revenue	89.7	95.4

Expenses:
Cost of services	43.0	46.0
Selling, general and administrative (1)	56.3	51.8
Depreciation and amortization	15.9	13.7

Total operating costs and expenses	115.2	111.5

Gain on disposal of property, plant and equipment	0.2	0.2

Losses from operations	(25.3)	(15.9)

Other income	1.1	—
Interest income	0.3	0.1
Interest expense	(8.1)	(7.7)
Foreign currency, net	—	(0.2)

Losses before income taxes and earnings from unconsolidated companies, net of tax	(32.0)	(23.7)

Benefit from income taxes	15.7	5.3

Losses before earnings from unconsolidated companies, net of tax	(16.3)	(18.4)

Earnings from unconsolidated companies, net of tax provision of $0.6 and $0.2	1.4	0.4

Losses from continuing operations	(14.9)	(18.0)

Net earnings from discontinued operations, net of tax provision of $Nil and $Nil	—	—

Net losses	(14.9)	(18.0)

Net earnings attributable to non-controlling interests	(0.1)	(0.1)

Net losses attributable to Belmond Ltd.	(15.0)	(18.1)

EPS attributable to Belmond Ltd.	(0.15)	(0.18)
Weighted average number of shares – millions	102.42	101.86

(1) Selling, general and administrative expenses include operating costs of businesses plus central overheads, share-based compensation and central marketing costs.

BELMOND LTD.
SEGMENT INFORMATION
(Unaudited)

$ millions	Three months ended March 31,
	2018	2017

Revenue

Owned hotels
- Europe	16.0	12.0
- North America	29.2	39.9
- Rest of world	37.3	36.0
Total owned hotels	82.5	87.9
Owned trains & cruises	4.6	5.1
Management fees	2.6	2.4

Revenue	89.7	95.4

Adjusted EBITDA

Owned hotels
- Europe	(10.0)	(8.1)
- North America	9.7	9.9
- Rest of world	10.3	9.9
Total owned hotels	10.0	11.7
Owned trains & cruises	(4.2)	(4.2)
Management fees	2.8	2.4
Share of pre-tax earnings from unconsolidated companies	2.0	0.6
	10.6	10.5

Central overheads	(8.1)	(7.7)
Share-based compensation	(1.3)	(1.5)
Central marketing costs	(3.4)	(1.8)

Adjusted EBITDA	(2.2)	(0.5)

BELMOND LTD.
SUMMARY OF OPERATING INFORMATION FOR OWNED HOTELS

	Three months ended March 31,
	2018	2017

Room Nights Available
Europe	44,516	43,040
North America	56,340	64,170
Rest of world	91,260	92,880
Worldwide	192,116	200,090

Room Nights Sold
Europe	20,398	18,477
North America	39,360	43,983
Rest of world	57,673	56,654
Worldwide	117,431	119,114

Occupancy
Europe	46%	43%
North America	70%	69%
Rest of world	63%	61%
Worldwide	61%	60%

ADR (in U.S. dollars)
Europe	376	319
North America	428	466
Rest of world	419	410
Worldwide	415	417

RevPAR (in U.S. dollars)
Europe	172	137
North America	299	320
Rest of world	265	250
Worldwide	253	248

Same Store RevPAR (in U.S. dollars) (1)
Europe	172	137
North America	299	269
Rest of world	265	252
Worldwide	253	231

Same Store RevPAR (% change)	U.S. dollar	Constant currency
Europe	26%	13%
North America	11%	11%
Rest of world	5%	3%
Worldwide	10%	7%

(1) Same store RevPAR data for the three months ended March 31, 2018 and 2017 excludes the operations of Belmond Cap Juluca, which was acquired in May 2017, Belmond La Samanna which is closed for refurbishment following Hurricanes Jose and Irma in September 2017, Belmond Savute Elephant Lodge, which closed for refurbishment from November 2017, and Castello di Casole that was acquired in February 2018.

BELMOND LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

$ millions	March 31,	December 31,
	2018	2017

Assets
Cash	134.6	180.2
Restricted cash	6.5	3.1
Accounts receivable	51.1	34.4
Due from unconsolidated companies	14.6	12.8
Prepaid expenses and other	13.4	13.3
Inventories	22.4	23.1

Total current assets	242.6	266.9

Property, plant & equipment, net of accumulated depreciation	1,238.9	1,168.0
Investments in unconsolidated companies	62.0	64.6
Goodwill	122.0	120.2
Other intangible assets	22.4	19.8
Other assets	16.9	14.1

Total assets (1)	1,704.8	1,653.6

Liabilities and Equity
Accounts payable	15.8	15.8
Accrued liabilities	80.3	79.5
Deferred revenue	56.1	32.8
Current portion of long-term debt and capital leases	6.5	6.4

Total current liabilities	158.7	134.5

Long-term debt and obligations under capital leases	745.8	700.8
Liability for pension benefit	0.5	0.6
Deferred income taxes	98.1	115.4
Other liabilities	2.9	3.0
Liability for uncertain tax positions	0.6	0.5

Total liabilities (2)	1,006.6	954.8

Shareholders’ equity	697.9	698.5
Non-controlling interests	0.3	0.3
Total equity	698.2	698.8

Total liabilities and equity	1,704.8	1,653.6

(1) Balance at March 31, 2018 includes $204.9 million (December 31, 2017 - $206.3 million) of assets of consolidated variable interest entities ("VIEs") that can only be used to settle obligations of the VIEs.

(2) Balance at March 31, 2018 includes $120.7 million (December 31, 2017 - $123.0 million) of liabilities of consolidated VIEs whose creditors have no recourse to Belmond Ltd.

BELMOND LTD.
RECONCILIATIONS - ADJUSTED EBITDA AND OUTLOOK ADJUSTED EBITDA
(Unaudited)

$ millions	Three months ended March 31,
	2018	2017

Adjusted EBITDA reconciliation:

Losses from continuing operations	(14.9)	(18.0)
Depreciation and amortization	15.9	13.7
Interest income	(0.3)	(0.1)
Interest expense	8.1	7.8
Foreign currency, net	—	0.2
Benefit from income taxes	(15.7)	(5.3)
Share of provision for income taxes of unconsolidated companies	0.6	0.2
	(6.3)	(1.5)

Restructuring and other special items (1)	4.3	1.2
Gain on disposal of property, plant and equipment	(0.2)	(0.2)

Adjusted EBITDA	(2.2)	(0.5)

(1) Represents adjustments for insurance deductibles and losses while Belmond Cap Juluca and Belmond La Samanna are closed following the impact of Hurricanes Irma and Jose, restructuring, severance and redundancy costs, pre-opening costs and other items, net.

$ millions	Twelve months ended December 31, 2018
	Low case	High case

Reconciliation of outlook adjusted EBITDA:

(Losses)/earnings from continuing operations	(3.6)	15.4
Depreciation and amortization	65.2	62.2
Net interest expense	32.9	29.9
Foreign currency, net	—	—
Provision for income taxes	10.6	12.6
Share of provision for income taxes of unconsolidated companies	4.3	6.3
	109.4	126.4
Restructuring and other special items	4.2	1.2
Net operating losses at two Caribbean properties	27.0	23.0
Gain on disposal of property, plant and equipment	(0.6)	(0.6)

Adjusted EBITDA	140.0	150.0

BELMOND LTD.
RECONCILIATIONS - ADJUSTED NET EARNINGS / (LOSSES) AND ADJUSTED SHARE OF PRE-TAX EARNINGS FROM UNCONSOLIDATED COMPANIES
(Unaudited)

$ millions – except per share amounts	Three months ended March 31,
	2018	2017

Adjusted net earnings reconciliation:

Losses from continuing operations	(14.9)	(18.0)
Restructuring and other special items (1)	4.3	1.2
Gain on disposal of property, plant and equipment	(0.2)	(0.2)
Accelerated depreciation	1.3	—
Foreign currency, net (2)	—	0.2
Tax-related adjustments	(8.1)	—
Income tax effect of adjusting items (3)	(0.7)	—

Adjusted net (losses)/earnings from continuing operations	(18.3)	(16.8)

EPS from continuing operations	(0.15)	(0.18)
Adjusted EPS from continuing operations	(0.18)	(0.16)
Weighted average number of shares (millions)	102.42	101.86

(1) Represents adjustments for insurance deductibles and losses while Belmond Cap Juluca and Belmond La Samanna are closed following the impact of Hurricanes Irma and Jose, restructuring, severance and redundancy costs, pre-opening costs and other items, net.

(2) Non-cash item arising from the translation of certain assets and liabilities denominated in currencies other than the functional currency of the respective entity.
(3) Represents income tax effect of adjusting items by applying the applicable statutory tax rate to the adjusting items.

$ millions	Three months ended March 31,
	2018	2017

Adjusted share of pre-tax earnings from unconsolidated companies reconciliation:

Earnings from unconsolidated companies (1)	1.4	0.4
Share of provision for income taxes of unconsolidated companies	0.6	0.2

Adjusted share of pre-tax earnings from unconsolidated companies	2.0	0.6

(1) Represents the Company's share of earnings from unconsolidated companies.

BELMOND LTD.
NET DEBT TO ADJUSTED EBITDA
(Unaudited)

$ millions - except ratios	Twelve months ended and as at
	March 31, 2018	December 31, 2017

Cash
Cash and cash equivalents	134.6	180.2
Restricted cash (including $0.7 million and $0.8 million classified within long-term other assets on the balance sheet for 2018 and 2017, respectively)	7.2	3.9

Total cash	141.8	184.1

Total debt
Current portion of long-term debt and capital leases	6.5	6.4
Long-term debt and obligations under capital leases (1)	745.8	700.8

Total debt	752.3	707.2

Net debt	610.5	523.1

Adjusted EBITDA	(2.2)	128.2

Net debt / adjusted EBITDA	5.0	4.2

(1) Long-term debt is after the deduction of unamortized debt issuance costs and discount on secured term loans.

$ millions	For the twelve months ended March 31, 2018

Trailing twelve months adjusted EBITDA calculation:

Adjusted EBITDA for the twelve months ended December 31, 2017 (1)	124.0
Less: Adjusted EBITDA for the three months ended March 31, 2017	0.5
Plus: Adjusted EBITDA for the three months ended March 31, 2018	(2.2)

Adjusted EBITDA for the trailing twelve months	122.3

(1) As disclosed in the Company's 2017 earnings news release issued on February 26, 2018.

Conference Call
Belmond Ltd. will conduct a conference call on Wednesday, May 9, 2018 at 9:00 a.m. EDT (2:00 p.m. BST). Participants may listen to a simultaneous webcast of the conference call by accessing the presentations and events section of the Company’s investor relations website at: investor.belmond.com/presentations-and-events.

Alternatively, participants may dial into the call by using any of the following telephone numbers: +1 866 966 1396 (U.S. toll free), +44 (0) 207 192 8000 (standard international access) or 0800 376 7922 (U.K. free phone). The conference ID number is 1077938. A re-play of the conference call will be available by telephone until 12:00 p.m. EDT on Wednesday, May 16, 2018 and can be accessed by calling +1 866 247 4222 (U.S. toll free), +44 (0)145 255 0000 (standard international access) or 0800 953 1533 (U.K. free phone). The conference ID number is 1077938. A replay will also be available on the Company’s investor relations website: investor.belmond.com.

About Belmond Ltd.
Belmond (belmond.com) is a global collection of exceptional hotel and luxury travel adventures in some of the world’s most inspiring and enriching destinations. Established over 40 years ago with the acquisition of Belmond Hotel Cipriani in Venice, its unique and distinctive portfolio now embraces 46 hotel, rail and river cruise experiences, excluding one scheduled for a 2018 opening in London, in many of the world’s most celebrated destinations. From city landmarks to intimate resorts, the collection includes Belmond Grand Hotel Europe, St. Petersburg; Belmond Copacabana Palace, Rio de Janeiro; Belmond Maroma Resort & Spa, Riviera Maya; and Belmond El Encanto, Santa Barbara. Belmond also encompasses safaris, seven luxury tourist trains, including the Venice Simplon-Orient-Express, and two river cruises. Belmond also operates ‘21’ Club, one of New York’s most storied restaurants. Further information on the Company can be found at investor.belmond.com.

Definitions
All references to constant currency, which is a non-GAAP measure, represent a comparison between periods excluding the impact of foreign exchange movements. The Company calculates these amounts by translating prior-year results at current-year exchange rates. The Company analyzes certain key financial measures on a constant currency basis to better understand the underlying results and trends of the business without distortion from the effects of currency movements.

Revenue per available room (“RevPAR”) is calculated by dividing room revenue by room nights available for the period. Same store RevPAR is a comparison of RevPAR based on the operations of the same units in each period, by excluding the effect of any hotel acquisitions in the period or major refurbishment where a property is closed for a full quarter or longer. The comparison also excludes the effect of dispositions (including discontinued operations) or closures. Management uses RevPAR and same store RevPAR to identify trend information with respect to room revenue and to evaluate the performance of a specific hotel or group of hotels in a given period.

Average daily rate ("ADR") is calculated by dividing room revenue by rooms sold for the period. Management uses ADR to measure the level of pricing achieved by a specific hotel or group of hotels in a given period.

Occupancy is calculated by dividing total rooms sold by total rooms available for the period. Occupancy measures the utilization of a hotel’s available capacity. Management uses occupancy to measure demand at a specific hotel or group of hotels in a given period.

Earnings before interest, taxes, depreciation and amortization ("EBITDA"), reflects earnings / (losses) from continuing operations excluding interest, foreign exchange (a non-cash item), tax (including tax on unconsolidated companies), depreciation and amortization.

Adjusted EBITDA is calculated by adjusting EBITDA for items such as restructuring and other special items such as leases and sales, acquisition-related costs, disposals of assets and investments, impairments, temporary closures and certain other items (some of which may be recurring) that management does not consider indicative of ongoing operations or that could otherwise have a material effect on the comparability of the Company's operations.

Adjusted net earnings / (losses) is calculated by adjusting earnings / (losses) from continuing operations for items such as foreign exchange (a non-cash item), leases and sales, acquisition-related costs, disposals of assets and investments, impairments, temporary closures, the tax effect of adjusting items and other one-off tax impacts, and certain other items

(some of which may be recurring) that management does not consider indicative of ongoing operations or that could otherwise have a material effect on the comparability of the Company's operations.

Net debt is the sum of the Company’s current portion of long-term debt and capital leases and long-term debt and obligations under capital leases minus the sum of the Company’s cash, cash equivalents and restricted cash. The Company measures long-term debt after deducting unamortized debt issuance costs and discount on secured term loans.

Use of Non-GAAP Financial Measures
To supplement the Company's consolidated financial statements presented in accordance with U.S. generally accepted accounting principles ("U.S. GAAP"), which are filed with the Securities and Exchange Commission ("SEC") as part of the Company's annual report on Form 10-K and interim reports on Form 10-Q, management analyzes the operating performance of the Company on the basis of adjusted EBITDA. Adjusted EBITDA is the measure used by the Company’s management team to assess the operating performance of the Company’s businesses. Adjusted EBITDA is also presented on a consolidated basis because management believes it helps our investors evaluate the Company’s profitability on a basis consistent with that of its operating segments. Adjusted EBITDA is also a financial performance measure commonly used in the hotel and leisure industry, although the Company’s EBITDA may not be comparable in all instances to that disclosed by other companies. Adjusted EBITDA should not be considered as an alternative to earnings from operations or net earnings under U.S. GAAP for purposes of evaluating the Company's operating performance as presented in the Company's consolidated financial statements filed with the SEC.

Adjusted EBITDA, when presented on a consolidated basis, including the items set forth in the Company's reconciliations tables, and adjusted net earnings / (losses) of the Company are non-GAAP financial measures and do not have any standardized meanings prescribed by U.S. GAAP. Adjusted EBITDA provides useful information to investors about the Company because it is not affected by non-operating factors such as leverage (affecting interest expense), tax positions (affecting income tax expense), the historical cost of assets (affecting depreciation expense) and the extent to which intangible assets are identifiable (affecting amortization expense). Adjusted EBITDA and adjusted net earnings / (losses) are unlikely to be comparable to similar measures presented by other companies, which may be calculated differently, and should not be considered as an alternative to net earnings or any other measure of performance prescribed by U.S. GAAP. Management considers adjusted EBITDA and adjusted net earnings / (losses) to be meaningful indicators of operations and uses them as measures to assess operating performance. Adjusted EBITDA and adjusted net earnings / (losses) are also used by investors, analysts and lenders as measures of financial performance because, as adjusted in the described manner, the measures provide a consistent basis on which the performance of the Company can be assessed from period to period. However, these measures are not intended to substitute for U.S. GAAP measures of Company performance as reflected in the Company's consolidated financial statements filed with the SEC.

EBITDA, adjusted EBITDA and adjusted net earnings / (losses) have limitations as analytical tools. Some of these limitations are: they do not reflect the Company’s cash expenditures or future requirements for capital expenditure or contractual commitments; they do not reflect changes in, or cash requirements for, the Company’s working capital needs; they do not reflect interest expense, or the cash requirements necessary to service interest or principal payments, on the Company’s debt; although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and adjusted EBITDA do not reflect any cash requirements for such replacements; and they are not adjusted for all non-cash income or expense items that are reflected in the Company’s statements of cash flows.

Cautionary Statements
This news release and related oral presentations by management contain, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements regarding the Company's three-point growth strategy, future revenue, earnings, RevPAR, EBITDA and adjusted EBITDA, statement of operations and cash flow outlook, investment plans, debt refinancings, asset acquisitions, leases and sales, entry into third-party management contracts, operating synergies and revenue opportunities, operating systems, and benefits of the Company’s brand and similar matters that are not historical facts and therefore involve risks and uncertainties. These statements are based on management’s current expectations and beliefs regarding future developments, are not guarantees of performance and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Factors that may cause actual results, performance and achievements to differ from those express or implied in the forward-looking statements include, but are not limited to, those mentioned in the news release and oral presentations, our ability to execute and achieve our three-point growth strategy, future effects, if any, on the travel and leisure markets of terrorist activity and any police or military response, varying customer demand and competitive considerations, failure to realize expected hotel bookings and reservations and planned real estate sales as actual revenue, inability to sustain price increases or to reduce costs, rising fuel costs adversely impacting customer travel and the Company’s operating costs, fluctuations in interest rates and currency values, uncertainty of negotiating and completing any future asset acquisitions, leases, sales and third-party management contracts, debt refinancings, capital expenditures and acquisitions, inability to reduce funded debt as planned or to obtain bank agreement to any future requested loan agreement waivers or amendments, adequate sources of capital and acceptability of finance terms, possible loss or amendment of planning permits and delays in construction schedules for expansion projects, delays in reopening properties closed for repair or refurbishment and possible cost overruns, shifting patterns of tourism and business travel and seasonality of demand, adverse local weather conditions, possible challenges to the Company’s ownership of its brands, the Company’s reliance on technology systems and its development of new technology systems, changing global or regional economic conditions and weakness in financial markets which may adversely affect demand, legislative, regulatory and political developments (including the evolving political situation in Ukraine, Brazil, and Peru, and regional events in Myanmar, in the United Kingdom in respect of its withdrawal from the European Union and in the United States in respect of its evolving immigration and trade policies and the Tax Cuts and Jobs Act of 2017, and the resulting impact of these situations on local and global economies, exchange rates and on current and future demand), the threat or current transmission of epidemics, infectious diseases, and viruses, such as the Zika virus which may affect demand in Latin America, including the Caribbean, and elsewhere, and possible challenges to the Company’s corporate governance structure. Further information regarding these and other factors that could cause management’s current expectations and beliefs not to be realized is included in the filings by the Company with the U.S. Securities and Exchange Commission. Except as otherwise required by law, the Company undertakes no obligation to update or revise publicly any forward-looking statement, whether due to new information, future events or otherwise.

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